                       Securities and Exchange Commission
                             Washington, D.C. 20547

                                 SCHEDULE 14D-9

                   SOLICITATION/RECOMMENDATION STATEMENT UNDER
             SECTION 14(D)(4) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. __)

                 Winthrop Growth Investors 1 Limited Partnership
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                            (Name of Subject Company)

                 Winthrop Growth Investors 1 Limited Partnership
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                       (Names of Persons Filing Statement)

                            Limited Partnership Units
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                         (Title of Class of Securities)

                                      None
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                      (CUSIP Number of Class of Securities)

                                 Patrick J. Foye
                   Apartment Investment and Management Company
                           Colorado Center, Tower Two
                   2000 South Colorado Boulevard, Suite 2-1000
                             Denver, Colorado 80222
                                 (303) 757-8101

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  (Name, address, and telephone numbers of person authorized to receive notices and communications on behalf of the persons filing statement)

                                   Copies to:
                              Jonathan L. Friedman
                    Skadden, Arps, Slate, Meagher & Flom LLP
                       300 South Grand Avenue, 34th Floor
                          Los Angeles, California 90071
                                 (213) 687-5000

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

         The information in this (the "Offer") Offer to Purchase of AIMCO Properties, L.P., dated May 15, 2000, Exhibit (a) hereto, is incorporated herein by reference in answer to all of the Items of this Schedule 14D-9 except as otherwise set forth below:

Item 2.  Identity and Background of Filing Person.

         This Schedule 14d-9 is being filed by Winthrop Growth Investors 1 Limited Partnership, a Massachusetts limited partnership (the "Partnership"). The Partnership's business address is Colorado Center, Tower Two, 2000 South Colorado Boulevard, Suite 2-1000, Denver, Colorado 80222, and its telephone number is (303) 757-8101. Units of limited partnership of the Partner ship are the subject of the tender offer.

Item 5.  Person/Assets, Retained, Employed, Compensated or Used.

         Not Applicable

Item 7.  Purposes of the Transaction and Plans or Proposals.

         Not Applicable

Item 9.  Exhibits.

         (a) Offer to Purchase of AIMCO Properties, L.P. (Exhibit (a)(1) to Schedule TO of AIMCO Properties, L.P. dated May 15, 2000, is incorporated herein by reference.)

         (e) The information in the Offer to Purchase (Exhibit (a) hereto) under the headings "The Offer-Section 11. Conflicts of Interest and Transactions with Affiliates," "The Offer-Section
                  13. Certain Information Concerning Your Partnership-Property Management," "The Offer-Section 13. Certain Information Concerning Your Partnership-Distributions," and "The Offer-Section 13. Certain Information Concerning Your Partnership- Compensation Paid to the General Partner and its Affiliates" is hereby incorporated herein by reference.

         (g)      Not applicable

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  May 15, 2000


                                   WINTHROP GROWTH INVESTORS 1 LIMITED
                                   PARTNERSHIP
                                   a Massachusetts limited partnership

                                   By:  TWO WINTHROP PROPERTIES, INC.
                                        Its General Partner

                                   By:  /s/ Patrick J. Foye
                                        ---------------------------------------
                                        Patrick J. Foye
                                        Executive Vice President

                                  EXHIBIT INDEX


EXHIBIT NO.                DESCRIPTION
-----------                -----------
         (a)      Offer to Purchase of AIMCO Properties, L.P. (Exhibit (a)(1) to
                  Schedule TO of AIMCO Properties, L.P. dated May 15, 2000, is incorporated herein by reference.)

         (e) The information in the Offer to Purchase (Exhibit (a) hereto) under the headings "The Offer-Section 11. Conflicts of Interest and Transactions with Affiliates," "The Offer-Section
                  13. Certain Information Concerning Your Partnership-Property
                  Management," "The Offer-Section 13. Certain Information
                  Concerning Your Partnership-Distributions," and "The
                  Offer-Section 13. Certain Information Concerning Your
                  Partnership- Compensation Paid to the General Partner and its
                  Affiliates" is hereby incorporated herein by reference.

         (g)      Not applicable